Exhibit 99.1

TranSwitch Corporation Announces Second Quarter Results

SHELTON, CT — July 19, 2005 • TranSwitch Corporation (NASDAQ: TXCC) today announced that it posted second quarter, 2005 net revenues of approximately $8.0 million and a net loss of ($12.7) million, or ($0.12) per basic and diluted common share. This compares to second quarter, 2004 net revenues of approximately $8.7 million and a net loss of ($7.2) million, or ($0.08) per basic and diluted common share.

The net loss for the second quarter, 2005 includes the following non-cash items:

•	other expense of approximately $4.7 million to reflect the change in the fair value of the derivative liability relating to the Company’s 5.45% Convertible Plus Cash NotesSM due September 30, 2007 compared to a non-cash gain of $7.0 million in the second quarter, 2004;

•	impairment charges totaling approximately $2.5 million, composed of a $1.5 million charge to impair an investment in a non-publicly traded company and a $1.0 million charge to write-off the net book value of impaired patents; and

•	interest expense of approximately $1.2 million relating to the on-going amortization of the debt discount related to the Company’s 5.45% Convertible Plus Cash NotesSM due September 30, 2007.

The second quarter, 2005 results were positively impacted by a $6.6 million reduction in operating expenses from the second quarter, 2004.

For the six months ended June 30, 2005, the Company posted net revenues of approximately $17.0 million and a net loss of ($19.0) million, or ($0.18) per basic and diluted common share. In the first half of 2005, operating expenses were $13.7 million below the first half of 2004.

During the quarter ended June 30, 2005, the Company reported a gross margin of $5.8 million. This margin was impacted by a cost of sales benefit totaling $0.7 million from the sale of previously reserved inventory. On a GAAP basis, the gross margin was 73% in the second quarter, 2005 compared to 64% in the first quarter, 2005.

“We are pleased with the revenue traction of our EtherMap® product line which contributed approximately $1.8M to our second quarter revenue. Our EtherMap-3 product secured ten additional design wins this quarter bringing the total to date to 151 design wins with 82 customers. Our EtherPHAST™-48 gained three significant design wins at European Tier-1 customers, and our Envoy™ product line added 13 design

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wins bringing its total to 51,” commented Dr. Santanu Das, chief executive officer and president of TranSwitch Corporation. “We continue to make steady progress in driving efficiency within our organization and reducing our operating expenses.

“While we are enthusiastic about our long-term prospects, the short-term visibility is still limited. Therefore, we are estimating that our third quarter, 2005 product revenues will be around $7.0 million, of which approximately $4.3 million was in opening backlog. Our third quarter, 2005 net loss is estimated to be in the range of ($0.07) to ($0.09) per basic and diluted common share. This net loss estimate for the third quarter, 2005 excludes any adjustment to the fair value of the derivative liability associated with our 5.45% Convertible Plus Cash NotesSM. The non-cash adjustment to fair value is based on several estimates, including our common stock price during the quarter ending September 30, 2005. The net loss estimate also excludes any impact of our proposed exchange offer for our 5.45% Convertible Plus Cash Notes,” concluded Dr. Das.

Additional details on TranSwitch’s second quarter results will be discussed during a conference call regarding this announcement today at 5:30 pm eastern time. To listen to the live call, investors can dial (719) 457-2637 and reference confirmation code: 5105874. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through August 2, 2005. To access the replay, dial (719) 457-0820 and enter confirmation code: 5105874. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices for Broadband, Transport and Switching are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

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Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

For more information contact:

Peter J. Tallian

Senior Vice President, Chief Financial Officer and Treasurer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2427

Fax: 203/926-9453

www.transwitch.com

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TranSwitch Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net revenues:
Product revenues	$7,951	$8,501	$16,989	$16,704
Service revenues	—	186	9	188

Total net revenues	7,951	8,687	16,998	16,892
Cost of revenues:
Cost of product revenues	2,077	2,246	4,881	4,392
Provision for excess and obsolete inventories	93	—	573	—
Cost of service revenues	—	158	—	158

Total cost of revenues	2,170	2,404	5,454	4,550

Gross profit	5,781	6,283	11,544	12,342
Operating expenses:
Research and development	5,635	11,972	11,846	25,641
Marketing and sales	2,406	3,212	5,113	6,543
General and administrative	1,272	1,792	2,472	3,663
Restructuring charge (benefit) and asset impairments	1,048	(61)	2,527	(212)

Total operating expenses	10,361	16,915	21,958	35,635

Operating loss	(4,580)	(10,632)	(10,414)	(23,293)
Other (expense) income:
Change in fair value of derivative liability	(4,692)	6,951	(3,065)	7,726
Loss on extinguishment of debt	—	(1,241)	—	(1,241)
Other income, net	—	378	—	378
Impairment of investments in non-publicly traded companies	(1,450)	(12)	(1,450)	(123)
Interest income (expense):
Interest income	748	599	1,445	1,131
Interest expense	(2,603)	(3,146)	(5,391)	(6,565)

Interest expense, net	(1,855)	(2,547)	(3,946)	(5,434)

Total other (expense) income, net	(7,997)	3,529	(8,461)	1,306

Loss before income taxes, extraordinary loss and cumulative effect of adoption of and changes in accounting principles	(12,577)	(7,103)	(18,875)	(21,987)
Income tax expense (benefit)	120	70	145	173

Loss before extraordinary loss and cumulative effect of adoption of and changes in accounting principles	(12,697)	(7,173)	(19,020)	(22,160)
Cumulative effect on prior years of adoption of and retroactive application of FIN 46R	—	—	—	(277)

Net loss	$(12,697)	$(7,173)	$(19,020)	$(22,437)

Basic and diluted loss per common share:
Loss before extraordinary loss and cumulative effect of adoption of and changes in accounting principles	(0.12)	(0.08)	$(0.18)	$(0.24)
Cumulative effect on prior years of adoption of and retroactive application of FIN 46R	—	—	—	—

Net loss	$(0.12)	$(0.08)	$(0.18)	$(0.24)

Basic and diluted average common shares outstanding	103,730	92,587	103,607	91,809

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TranSwitch Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and short-term investments	$121,122	$102,504
Accounts receivable, net	4,075	4,795
Inventories	2,708	2,933
Prepaid expenses and other current assets	2,299	2,243

Total current assets	130,204	112,475
Long-term marketable securities	2,052	32,178
Property and equipment, net	2,941	3,590
Other assets	3,509	6,465

Total assets	$138,706	$154,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$8,805	$10,579
Restructuring liabilities	1,210	1,093
4.50% Convertible Notes due 2005	24,442	24,442

Total current liabilities	34,457	36,114
Restructuring liabilities – long-term	20,930	21,532
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $10,758 and $13,149, respectively	69,761	67,370
Derivative liability	11,598	8,461

Total liabilities	136,746	133,477

Commitments and contingencies

Total stockholders’ equity	1,960	21,231

Total liabilities and stockholders’ equity	$138,706	$154,708